MANAGEMENT AGREEMENT


         THIS AGREEMENT is made and entered into as of the 15th day of November, 1995, by and between ALEXANDER CITY
CASTING COMPANY, INC., an Alabama corporation, and INTERMET
CORPORATION, a Georgia corporation (collectively, "Company"); and
JOSEPH H. ROBINSON, JR., an individual resident of the State of Alabama ("Robinson").

                      BACKGROUND STATEMENT:

          Robinson has been employed as the President of both Robinson Foundry, Inc. ("RFI") and Bodine-Robinson, Inc. ("BRI"), and in such capacity has become experienced in the aluminum foundry business. Company has, concurrently herewith, (i) purchased the assets of BRI pursuant to that certain Agreement for Purchase and Sale of Assets of Bodine-Robinson, Inc., of even date herewith, and (ii) purchased certain of the assets of RFI pursuant to that certain Agreement for Purchase and Sale of Certain Assets of Robinson Foundry, Inc., of even date herewith (such agreements being collectively referred to herein as the "Purchase Agreements"), in each case used or useful in the manufacture, sale and distribution of aluminum castings by the lost foam process. In connection with such purchases, Company desires to engage Robinson for the purpose of providing, and Robinson desires to provide sales, consulting and management services to Company and related to Company's manufacture, sale and distribution of aluminum and other castings by the lost foam process (the "Business").

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            AGREEMENT:

          1.   Engagement and Scope of Services; Control of Work.
(a) Company hereby engages Robinson as an independent contractor to provide sales, consulting and management services to Company and its affiliates, and Robinson hereby accepts such engagement. The engagement hereunder is for a period of three years commencing on the date hereof and terminating on the third anniversary of this Agreement (the "Term"). Robinson shall devote such time and attention as shall be reasonably necessary to provide sales, consulting and management services to Company and their affiliates related to the Business and Company's and affiliates other operations, businesses and affairs as Company shall reasonably request from time to time, it being understood and agreed that Robinson shall continue to devote such time and attention to the business and affairs of RFI and its affiliates as may be necessary and prudent in the conduct of such businesses.

          (b) The parties to this Agreement understand and agree that Robinson shall not, without his consent, be required to:


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               (i)  prepare or deliver any written report
          regarding any consulting activity, project or services performed hereunder;

               (ii) attend meetings or provide services at times other than during normal working hours, Monday through Friday, holidays and vacations excluded;

               (iii) perform services at a location other than the Alexander City, Alabama area, unless in Robinson's judgment (as concurred in by Company) other locations would better facilitate the performance of services hereunder;

               (iv) incur any expenses in connection with the services to be rendered hereunder unless such expenses are paid for or reimbursed by Company;

               (v) perform any specified minimum number of hours of services or accomplish any specified minimum number of projects or tasks; or

               (vi) provide services hereunder or consult hereunder except in regard to the Business.

          2. Compensation. In consideration of the services to be rendered hereunder (other than for the non-competition provisions of Paragraph 3), Company shall pay to Robinson the sum of $490,000 on each of January 2, 1996, January 2, 1997, and January 2, 1998. In consideration of the non-competition provisions set forth in Paragraph 3, Company shall pay to Robinson the sum of $10,000 on each of January 2, 1996, January 2, 1997, and January 2, 1998. If any of such payments is not received in full by Robinson on or before the tenth (10th) day after the above-stated payment date, the amount of the unpaid portion of such payment shall bear interest at the rate of 8.75 percent annually computed from the date the payment was due (January 2 of the particular year); provided, however, that, except as provided in Paragraph 9 hereof, any portion of the January 2, 1998 payment not timely made to Robinson as a result of Company exercising its offset rights as set forth in Paragraph 9 hereof shall not bear interest.

     3. Covenant Against Competition. (a) Except as provided in Paragraph 4(e), Robinson agrees that during the Term and for a period of five years thereafter, he shall not, without the prior written consent of Company, for his own account or jointly or in combination with another, directly or indirectly, for or on behalf of any person or entity, as principal, agent or otherwise:

          (i) engage in, render services to, consult with, or own, control, manage or otherwise participate in the ownership, control or management of a business (A) engaged in the manufacture, assembly, purchase for resale, sale or distribution anywhere in the world of aluminum castings and other castings produced with Lost Foam Technology ("Products") which are competitive with those manufactured,

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     assembled, sold or distributed by the Business during the
     12-month period immediately preceding the date upon which Robinson ceases to provide services to Company hereunder except as an employee of or consultant to and on behalf of Company, or (B) which utilizes, or provides consulting, engineering or other similar services regarding, Lost Foam Technology ("Services"); or

          (ii) solicit, call upon, or attempt to solicit the patronage of any person or entity anywhere in the world and to whom the Business sold any Products, rendered any Services, or attempted to obtain the patronage of for any Products or Services, during the 12-month period immediately preceding the date upon which Robinson ceases to provide services to Company hereunder, for the purpose of obtaining the patronage of any such person or entity for the purchase of any products or services competitive with the Products or the Services, as appropriate, except as an employee of or a consultant to and on behalf of Purchaser; or

          (iii) solicit or induce, or in any manner attempt to solicit or induce, any individual who is employed by Company to leave such employment, whether or not such employment is pursuant to a written contract with Company or otherwise.

     (b) Notwithstanding anything herein to the contrary it shall not be a breach of the covenants contained in this Paragraph 3 for Robinson to own capital stock or other equity interests of RFI and BRI (provided that neither of them is engaged in a business which Robinson is otherwise prohibited from engaging in pursuant to this Paragraph 3) or (with Robinson s ownership aggregated with that of BRI, RFI and Richard H. Robinson) not more than two percent (2.0%) of the capital stock or other equity interest of any entity whose shares or equity interests are publicly traded.

     (c) In agreeing to the terms and provisions of this Paragraph 3, Robinson acknowledges and agrees that the scope of the Business as conducted by both BRI and RFI prior to the date hereof, and as the same shall be continued by Company from and after the date hereof, is world-wide as the customers of the Business engage in business on a global scale. Robinson further acknowledges that to meet the product and service requirements of the customers of the Business and to maintain such business, Company must compete on a global scale as well. Given the requirement of customers of the Business and that Robinson is intimately familiar with and knowledgeable of the Lost Foam Technology and other confidential and proprietary business information which gives the Business a significant competitive advantage over other potential suppliers to such customers, Robinson expressly acknowledges and agrees that the time and territorial limits to which he is agreeing are reasonable and necessary in the circumstances to protect the legitimate business interests of Company.

     (d) For purposes of this Agreement, "Lost Foam Technology" shall mean all technology, processes, know-how, technical information, trade secrets, procedures and other intellectual property and proprietary information related to the casting process known variously in Company's industry as "expendable

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pattern casting process," "evaporative pattern casting," or "lost foam casting" and acquired by Company from BRI and RFI, and as the same may be further developed, improved and enhanced by Company.

     (e) Notwithstanding anything herein to the contrary, this Agreement shall not be deemed to be a restriction or prohibition of any kind whatsoever on Robinson with respect to the following:

                 (i) the sale or manufacture of, or other activities relating to, Products manufactured by RFI with its Disamatic machinery;

          (ii) engaging in the use of Lost Foam Technology in RFI's iron business and the sale or manufacture of, or other activities directly relating to, iron casting products produced with such technology pursuant to the terms and conditions of that certain License Agreement, of even date herewith, between RFI and Alexander City Casting Company, Inc. (the "License Agreement"); or

               (iii)     engaging in the use of Lost Foam
          Technology in the performance of RFI's or his obligations in connection with, and in strict accordance with, the Lost Foam Technology transfer contracts listed on Exhibit A to the License Agreement (which Lost Foam Technology transfer contracts shall not be amended or altered in any way to alter or amend RFI's or Robinson's obligations thereunder).

          4. Covenant of the Company. Company agrees that for a period of five years after the date hereof, it shall not, without the prior written consent of Robinson or Richard H. Robinson, for its own account or jointly or in combination with another, directly or indirectly, for or on behalf of any person or entity, as principal, agent or otherwise, solicit or induce, or in any manner attempt to solicit or induce, any individual who is employed by BRI, RFI, Robinson Iron Corp., Satterfield, Inc., or any business or entity controlled by Robinson or Richard H. Robinson to leave such employment, whether or not such employment is pursuant to a written contract with such employer or otherwise; provided, however, that Company may, for a period of thirty (30) days after the date hereof, solicit for employment by Company (i) all persons employed by BRI immediately prior to the date hereof and (ii) those persons employed by RFI in its "Aluminum Business" (as defined in the Robinson Foundry, Inc. Purchase Agreement) immediately prior to the date hereof.

          5. Relationship; No Employee Benefits. Robinson shall be an independent contractor and shall not be deemed an employee or agent of Company or any of its affiliates, or be eligible for any employee benefits of Company or any of its affiliates. As a result of this Agreement, Robinson shall not represent himself as an agent or employee of Company or any of its affiliates. Nothing herein shall be construed to confer on Robinson any authority, express or implied, to bind or commit Company or any of its affiliates to any third party.


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     6.   Inventions; Confidentiality.  Robinson will promptly
disclose to Company, and to no other person or entity, any design, invention, idea, process, discovery, formula or other information related to the Business, whether or not patentable, and all improvements therein, which Robinson may conceive, produce or develop, either alone or in conjunction with others, during his engagement hereunder, and as part of his services provided hereunder, or within three months of any termination or expiration thereof, and the same shall belong to Company. Robinson hereby assigns to Company, without further consideration, any patents, patent applications, copyrights, trade secrets and other intellectual property rights related to the Business that he develops in connection with or during the course of his engagement with Company. Robinson shall hold and treat the Lost Foam Technology in confidence, and will not, without the prior written consent of Company, use or disclose or give to any person or entity any of the Lost Foam Technology or any of Company's other proprietary, confidential or business information (the "Confidential Information"); provided, however, that any action taken by Robinson on behalf of RFI that complies with the provisions of Paragraph 3 of the License Agreement shall not constitute a violation of this Paragraph 6. Company and Robinson agree that the Confidential Information does not include information which (a) is or becomes generally available to the public other than as a result of an authorized disclosure by Robinson in compliance with this Agreement, (b) has been disclosed by RFI or its representatives to the parties to the technology transfer contracts listed on Exhibit A to the License Agreement in strict accordance with the terms thereof, including, without limitation, the representatives of such parties, or (c) Robinson is required by applicable law or regulation or by legal process to disclose. Notwithstanding anything in the foregoing to the contrary, in the event that Robinson becomes legally compelled to disclose any such Confidential Information, Robinson will provide Company with prompt notice so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Company expressly in writing waives compliance with the provisions of this Agreement, Robinson will furnish only that portion of the Confidential Information which Robinson is advised by opinion of legal counsel is legally required and Robinson will exercise his reasonable best efforts to obtain reliable assurance that confidential treatment will be afforded the disclosed portion(s) of the Confidential Information.

          7. Nature of Obligations. Provided that Robinson is not in default of this Agreement and subject to the right of offset in Paragraph 9, the obligation of Company to make payment hereunder shall be absolute and unconditional, and shall not be terminated, altered, or diminished by (i) the death or disability of Robinson, or (ii) any bankruptcy, insolvency, receivership, or other creditors rights proceeding affecting Company or Robinson.

          8. Certain Remedies. (a) Should Company fail to pay any amount due hereunder within fifteen (15) days of the date that Robinson provides Company with written notice of its failure to pay any such amount on its scheduled payment date (which shall not include any amounts offset against such amounts due and owing pursuant to the terms hereof), then (i) Robinson may, without further notice to Company or further action of any description, declare all remaining payments hereunder to be immediately due and payable, and (ii) the covenants of Robinson set forth in this

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
Agreement and in that certain Non-Competition Agreement, of even date herewith, between Robinson and Company shall immediately and automatically terminate without further notice to Company or further action of any description. Presentment, protest, demand, and notice of protest and demand of any and all sums owed hereunder are hereby waived by Company.

          (b) Except as provided to the contrary in Paragraph 7(a), neither Company nor Robinson shall be in default hereunder unless it or he shall have received written notice from the other party of any such default, shall have failed to cure any such default to the reasonable satisfaction of the other party within thirty (30) days of its or his receipt of such written notice, and the other party shall deliver another written notice of such uncured default declaring either Company or Robinson, as the case may be, in default hereunder. Upon any such declaration, the parties hereto shall be entitled to exercise such remedies (each of which are cumulative of one another) as are available under or pursuant to this Agreement, at law or in equity.

     9. Contractual Right of Offset. Any Purchaser Indemnitee (as defined in either of the Purchase Agreements) shall have the right to offset against, or request that Company offset against, the payments due and payable on January 2, 1998 pursuant to Paragraph 2 hereof the amount of any Purchaser Indemnified Losses (as defined in the Purchase Agreements) in an amount up to the $500,000 amount of such payments, for which an indemnification claim is made by a Purchaser Indemnitee (as defined in the Purchase Agreements) on or before the sixth month anniversary after the Closing Date (as defined in the Purchase Agreements) and which has not otherwise been fully satisfied (a "Six Month Unsatisfied Claim"). If the January 2, 1998 payment shall become due while any six Month Unsatisfied Claim is unresolved and/or still subject to a pending litigation or arbitration proceeding, Purchaser's obligation to make the January 2, 1998 payment with respect to any amount in dispute shall be suspended (without constituting a default under or breach of this Agreement or the Purchase Agreements). If, and to the extent, it is ultimately determined that Robinson was entitled to some or all of that portion of the January 2, 1998 payment withheld by Purchaser in accordance with the preceding sentence, Robinson shall be entitled to receive interest at the rate of 8.75 percent per annum on that portion of the January 2, 1998 payment initially withheld and ultimately received by Robinson, computed from January 2, 1998 until receipt of such payment by Robinson. Robinson acknowledges and agrees that he shall not be entitled to object, and shall not object, to the validity or finality of any Purchaser Indemnified Loss for which offset is sought or taken hereunder if the Six Month Unsatisfied Claim for such Purchaser Indemnified Loss (i) has not theretofor been disputed by any Purchaser Indemnitor (as defined in the Purchase Agreements),
(ii) any Purchaser Indemnitor has admitted in writing its liability therefor, (iii) has been settled in writing with any Purchaser Indemnitor, or (iv) has been finally determined by arbitration as evidenced by an arbitration award. If any such Purchaser Indemnified Loss is unpaid and offset is sought pursuant to the terms hereof, the amount of any such Purchaser Indemnified Loss shall bear interest at the rate of 8.75 percent annually, computed, (i) in the case of a third party claim, from the date that a Purchaser Indemnitee satisfies or pays the Purchaser Indemnified Loss or (ii) in the case of other than a third party claim, from the date that Purchaser Indemnitee

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accrues the Purchaser Indemnified Loss on its books of account, in each case until the amount thereof shall have been satisfied in full, whether by offset or otherwise.

          10.  Notices.  All notices, demands or other
communications required or permitted to be given or made hereunder shall be in writing and (i) delivered personally, or
(ii) sent by pre-paid, first class, certified or registered mail, return receipt requested, or (iii) by priority overnight national express courier service, or (iv) by facsimile transmission (followed by a hardcopy by U.S. mail or priority overnight delivery as aforesaid), to the intended recipient thereof at its address or facsimile number set out below. Any such notice, demand or communication shall be deemed to have been duly given
(i) immediately if delivered personally, (ii) three business days after mailing, (iii) the business day after delivery to a national express courier service, or (iv) if given by confirmed facsimile, immediately if received by recipient during its normal business hours on a business day or, if not, at the beginning of recipient's business on the next business day. In proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted (or that the envelope was delivered to the national express courier service), or that receipt of a facsimile was confirmed by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are as set forth below their signatures hereto. Any party may change the address or facsimile number to which notices, demands or other communications to such parties shall be given or made by giving notice thereof to the other parties hereto in the manner provided herein.

          11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

          12. Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the mates covered hereby. This Agreement shall not be altered or amended except by an instrument in writing signed by all of the parties hereto.

          13. Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama, without regard to conflicts of laws principles.

          14. Dispute Resolution. (a) Any controversy, claim or dispute arising out of or in any way relating to this Agreement or its breach or the transactions contemplated hereby including without limitation any claim that this Agreement or any of its parts is invalid, illegal or otherwise voidable or void, shall be submitted to arbitration before and, unless otherwise provided herein, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").
Notwithstanding any provision of this Agreement relating to which

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state laws govern this Agreement, all issues relating to
arbitrability or the enforcement of the agreement to arbitrate contained herein shall be governed by the Federal Arbitration Act
(9 U.S.C. Section 1 et seq.) and the federal common law of arbitration.

          (b) Judgment upon an arbitration award may be entered in any court having competent jurisdiction and shall be final, binding and non-appealable. The parties hereby waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that in the event of a dispute between them, each shall be limited to the recovery of only the actual damages sustained.

          (c) The arbitration provisions of this Paragraph 14 are self-executing and shall remain in full force and effect after the expiration or termination of this Agreement. If either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise, notwithstanding such failure to appear. Unless otherwise agreed to in writing by the parties, such proceeding shall take place in Atlanta, Georgia. With respect to any dispute involving $100,000 or more, arbitration proceedings shall be conducted before three (3) neutral arbitrators. With respect to any dispute involving less than $100,000, arbitration proceedings shall be conducted by a single arbitrator in accordance with the Expedited Rules of the AAA.

          (d) The obligation herein to arbitrate shall not prevent any party from seeking temporary restraining orders, preliminary or permanent injunctions or other procedures in a court of competent jurisdiction to obtain interim or permanent relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury.

          15. Successors and Assigns. No party may assign all or any part of its rights, duties or obligations under or pursuant to this Agreement. Except as otherwise provided, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns.

          16. Partial Invalidity and Severability. All rights and restrictions contained hereby may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

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          17.  Waiver.  Any term or condition of this Agreement
may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise or any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

          18. Headings. The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

          IN WITNESS WHEREOF, Robinson and Company have caused this Agreement to be executed as of the date first written above.

                         ALEXANDER CITY CASTING COMPANY, INC.

                         By: /s/ C. James Peterson
                              C. James Peterson, President

                         INTERMET CORPORATION

                         By: /s/ John Doddridge
                              John Doddridge, Chairman and CEO

                         Address:

                         5445 Corporate Drive
                         Suite 200
                         Troy, Michigan  48098
                         Facsimile No.:  (810) 952-1512
                         Attn:  John Doddridge, Chairman & CEO


                          /s/ Joseph H. Robinson, Jr.
                         JOSEPH H. ROBINSON, JR.
                         Address:
                         2 Robinson Road
                              P.O. Box 1235
                         Alexander City, Alabama  35010
                         Facsimile No.:  (205) 329-0503



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